EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” and “Appendix M — Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information of MFS Diversified Income Fund and MFS New Discovery Value Fund, a series of MFS Series Trust XIII, in Post-Effective Amendment No. 77 to the Registration Statement (Form N-1A, No 2-74959).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated April 16, 2020, with respect to the financial statements and financial highlights of MFS Diversified Income Fund and MFS New Discovery Value Fund, included in the Annual Report to Shareholders for the fiscal year ended February 29, 2020.

ERNST & YOUNG LLP
Ernst & Young LLP

Boston, Massachusetts

June 24, 2020